Exhibit 3.3

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

MILESTONE SCIENTIFIC INC.

______________

Milestone Scientific Inc. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Milestone Scientific Inc.

2. The Certificate of Designation of Series A Convertible Preferred Stock of the corporation, which was filed by the Secretary of State of Delaware on May 6, 2014, is hereby corrected.

3. The inaccuracy or defect to be corrected in said instrument is as follows:

The definitions in Section 2 of Annex I with respect to the following terms need to be corrected:

•	(ff) “Investment Agreement”;
•	(gg) “Investor Group”;
•	(rr) “Original Issue Date”; and
•	(yy) “Registration Rights Agreement”.

4. The portion of the instrument in corrected form is as follows:

•	(ff) “Investment Agreement” means that certain Investment Agreement, dated April 15, 2014, by and among the Company and the purchasers named therein, as the same may be amended from time to time.;
•

(gg) “Investor Group” means, collectively, Innovest Spa, BP4 Srl and their respective Affiliates other than any of their Affiliates that is a “portfolio company” (as such term is customarily used among private equity investors).

•	(rr) “Original Issue Date” means May 14, 2014.; and
•

(yy) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated May 14, 2014, between the Company and the signatories thereto relating to the Series A Preferred Stock, as the same may be amended from time to time.

Executed on this 12th day of May 2014.

MILESTONE SCIENTIFIC INC.

/s/Leonard Osser
Name: Leonard Osser
Title: Chief Executive Officer